Exhibit 10.2

LICENSE AGREEMENT
This License Agreement (this "Agreement") is made effective as of March 8, 2017 (the "Effective Date") by and between Apricus Biosciences, Inc., a Nevada corporation ("Apricus"), and Ferring International Center S.A., a Swiss corporation ("Ferring"). Apricus and Ferring are each hereinafter referred to individually as a "Party” and together as the “Parties." Capitalized terms that are used and not defined in this Agreement shall have their respective meanings set forth in the Purchase Agreement (as defined below).
WHEREAS, the Parties have entered into an Asset Purchase Agreement dated as of the Effective Date (the "Purchase Agreement") pursuant to which Ferring will purchase the Purchased Assets (as defined in the Purchase Agreement) from Apricus and the other Seller Parties;
WHEREAS, Ferring is acquiring certain Licensed Ferring Patents (as defined below) that are necessary to or useful for exploiting the Purchased Assets; and
WHEREAS, the Purchase Agreement contemplates that the Parties shall enter into this Agreement simultaneously with the Closing.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS

Section 1.01 Definitions. The following initially capitalized terms, as used herein, have the following meanings:
“Achelios License” means the License Agreement, effective as of April 15, 2010, by and between Apricus and Midwest Research Laboratories, LLC, as amended and may be further amended from time to time, which was assigned to Achelios Therapeutics, LLC.
"Affiliate" means any corporation, firm, limited liability company, partnership or other entity that controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this Section, "control" means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a person or entity controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or otherwise has the ability to direct the affairs or operations of such person.
"API" means alprostadil.
"Approval" means, with respect to any pharmaceutical product, approval from the FDA (as hereafter defined) or other Regulatory Authority for the marketing, use and sale of the pharmaceutical product in or outside the Territory.
“Apricus Field” means (i) the treatment of Raynaud’s Phenomenon (in no event to include diseases in the Ferring Field) in the Territory with a pharmaceutical product that contains API as an active ingredient

(the “Raynaud’s Product”), (ii) the treatment of sexual dysfunction, including without limitation male premature ejaculation, male erectile dysfunction, and female sexual arousal disorder solely in the United States of America and its territories and possessions with a pharmaceutical product that contains API as an active ingredient (the “U.S. Vitaros Product”), (iii) the treatment of onychomycosis (nail fungal infection) in humans in Canada (the “MycoVa Product”), (iv) the topical delivery of NSAI drug compounds for the treatment of pain and/or inflammation worldwide (the “NSAIDs Product”), and (v) the treatment of any disease, disorder and condition outside of the Territory with a pharmaceutical product that contains the API and/or DDAIP (the “DDAIP Product”).
"Confidential Information" means with respect to a Party all trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical materials, assays, techniques, marketing plans, strategies, customer lists, or other information that has been created, discovered, or developed by such Party, or has otherwise become known to such Party, or to which rights have been assigned or licensed to such Party, as well as any other information and materials that are deemed confidential or proprietary to or by such Party (including all information and materials of such Party's customers and any other Third Party and their consultants), in each case that are disclosed by such Party to the receiving Party, whether orally, visually, in writing or by way of any other media, whether before or after the Effective Date of this Agreement, that if disclosed in tangible form is marked "confidential,'' or if disclosure is not in tangible form, the disclosing Party has notified the receiving Party at the time of disclosure that such disclosure is confidential and summarized such disclosure in writing, marking the summary "confidential" and submitting it to the receiving Party (or, if applicable, to such of the receiving Party's Affiliates or sublicensees to whom disclosure has been made) within thirty (30) days of the disclosure. Confidential Information shall not include any such information, data or materials to the extent that the receiving Party can demonstrate that such information, (a) as of the date of disclosure is known to the receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to the receiving Party or its Affiliates; (b) as of the date of disclosure is, or subsequently becomes, publicly known, through no fault or omission of the receiving Party or its Affiliates; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the disclosing Party; or (d) is independently developed by or for the receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the disclosing Party.
"Control" or "Controlled" means, with respect to any Technology or Patents, the ownership thereof or the possession by a Party of rights under such Technology or Patents sufficient to permit it to grant licenses or sublicenses to such Technology or Patents as provided for herein, in each case without violating the terms of any legally binding agreements between a Party and any Third Party in existence as of the Effective Date.
“DDAIP” means dodecyl 2-(N,N-dimethylamino)-propionate and its hydrochloride salt.
"Development" or "Develop" means, with respect to a pharmaceutical product, all clinical and other development activities undertaken to obtain Approval of such pharmaceutical product in accordance with this Agreement. When used as a verb, "Developing" means to engage in Development and "Developed" shall have a corresponding meaning.
“FDA” means the United States Food and Drug Administration and any successor agency or authority thereto.
“Ferring Field” means the treatment of sexual dysfunction, including without limitation male premature ejaculation, male erectile dysfunction and female sexual arousal disorder.

"Licensed Apricus Know-How" means all Technology that is Controlled as of the Effective Date by Apricus or its Affiliates that is necessary or useful for Ferring to Develop, make, use or sell the Licensed Ferring Product in the Ferring Field.
"Licensed Apricus Patents" means Patents in the Territory that are Controlled, as of the Effective Date or thereafter pursuant solely with respect to Section 4.01(e) of this Agreement, by Apricus or its Affiliates that are necessary or useful for Ferring to Develop, make, use or sell the Licensed Ferring Product.
"Licensed Apricus Product" means any form or dosage (i) the Raynaud’s Product, (ii) the U.S. Vitaros Product, (iii) the MycoVa Product, (iv) the NSAIDs Product, and (v) the DDAIP Product.
"Licensed Ferring Know-How" means all Technology that is sold by Apricus to Ferring under the Purchase Agreement on the Effective Date that is necessary or useful for Apricus to Develop, make, use or sell the Licensed Apricus Product.
"Licensed Ferring Patents" means Patents that are sold by Apricus to Ferring under the Purchase Agreement on the Effective Date that are necessary or useful for Apricus to Develop, make, use or sell the Licensed Apricus Product including, without limitation, those Patents that are set forth on Schedule A.
"Licensed Ferring Product" means any form or dosage of a pharmaceutical product for use in the Ferring Field in the Territory that contains API as an active ingredient (including making and having made such pharmaceutical product outside the Territory for use in the Territory as contemplated by Section 2.01(a) below).
"Patents" means all rights arising under patents or patent applications (including any patents issuing therefrom), as well as any substitutions, continuations, continuations-in-part, divisionals and all reissues, renewals, reexaminations, extensions, supplementary protection certificates, confirmations, revalidations, registrations or patents of addition in connection with any of the foregoing.
“Steller License” means the License Agreement, effective as of December 30, 2011, by and between Apricus’ Affiliates and Stellar Pharmaceuticals Inc., as may be amended from time to time.
"Sublicensee" means any Third Party to whom a Party to this Agreement grants a Sublicense of the rights granted to such Party under this Agreement, as provided under Section 2.02.
"Technology" means, whether or not patentable, any and all proprietary ideas, inventions, discoveries, trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical materials, assays, techniques, marketing plans, strategies, customer lists, biologic materials, results, designs, specifications, methods, formulations, ideas, technical information (including structural and functional information), process information, pre-clinical information, clinical information, any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials or other information.
"Territory" means the entire world other than the United States of America and its territories and possessions.
"Third Party" means any Person other than Ferring, Apricus, and their respective Affiliates.
Section 1.02 Additional Definitions.     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Apricus	Preamble
Controlling Party	4.03
Effective Date	Preamble
Ferring	Preamble
Parties	Preamble
Party	Preamble
Purchase Agreement	Recitals
Term	6.01

Section 1.03 Other Definitional and Interpretative Provisions. The words "hereof', "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. When the words "not to be unreasonably withheld" are used in this Agreement, they shall be deemed to be followed by the phrase", conditioned or delayed", whether or not they are in fact followed by that phrase or a phrase of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "law" or "laws" shall be deemed to include any and all Applicable Law.
ARTICLE 2
GRANT OF RIGHTS

Section 2.01 Licenses To each Party.
(a)         Subject to the terms and conditions of this Agreement, Apricus, on behalf of itself and its Affiliates, hereby grants to Ferring a perpetual, exclusive (even as to Apricus and its Affiliates), fully transferable, fully sublicensable, royalty-free, fully paid-up license under the Licensed Apricus Patents and the Licensed Apricus Know-How to (i) Develop, have Developed, make, have made, use, have used, sell, distribute for sale, have distributed for sale, offer for sale, have sold, import or have imported the Licensed Ferring Product in the Ferring Field in the Territory and (ii) make or have made the Licensed Ferring Product outside the Territory solely for use in the Ferring Field in the Territory.
(b)     Subject to the terms and conditions of this Agreement, Ferring, on behalf of itself and its Affiliates, hereby grants to Apricus a perpetual, exclusive (even as to Ferring and its Affiliates), fully transferable, fully sublicensable, royalty-free, fully paid-up license under the Licensed Ferring Patents and Licensed Ferring Know-How to (i) Develop, have Developed, make, have made, use, have used, sell, distribute for sale, have distributed for sale, offer for sale, have sold, import or have imported the Raynaud’s Product in the Apricus Field in the Territory, and (ii) Develop, have Developed, make, have made, use, have used, sell, distribute for sale, have distributed for sale, offer for sale, have sold, import or have imported the U.S. Vitaros Product in the Apricus Field outside the Territory, and (iii) make or have made the U.S. Vitaros Product in the Territory solely for use in the Apricus Field outside the Territory, and (iv) Develop, have Developed, make, have made, use, have used, sell, distribute for sale, have distributed for sale, offer for sale, have sold, import or have imported the DDAIP Product in the Apricus Field outside the Territory, and (v) make or have made DDAIP in the Territory solely for use with respect to the Licensed Apricus Product outside the Territory.
(c)        Subject to the terms and conditions of this Agreement, unless and until the Steller License expires or is sooner terminated, Ferring, on behalf of itself and its Affiliates, hereby grants to Apricus a perpetual, exclusive (even as to Ferring and its Affiliates), fully transferable, fully sublicensable, royalty-free, fully paid-up license under the Licensed Ferring Patents and Licensed Ferring Know-How to Develop, have Developed, make, have made, use, have used, sell, distribute for sale, have distributed for sale, offer for sale, have sold, import or have imported the MycoVa Product in the Apricus Field in Canada in accordance with the Stellar License in effect as of the Effective Date and to make and have made outside of Canada solely for use in Canada.
(d)    Subject to the terms and conditions of this Agreement, unless and until the Achelios License expires or is sooner terminated, Ferring, on behalf of itself and its Affiliates, hereby grants to Apricus a perpetual, non-exclusive, fully transferable, fully sublicensable, royalty-free, fully paid-up license under the Licensed Ferring Patents and Licensed Ferring Know-How to Develop, have Developed, make, have made, use, have used, sell, distribute for sale, have distributed for sale, offer for sale, have sold, import or have imported the NSAIDs Product in the Apricus Field worldwide in accordance with the Achelios License in effect as of the Effective Date.
Section 2.02 Right to Sublicense. Each Party shall have the right to grant sublicenses under the exclusive licenses granted pursuant to Section 2.01. In connection with the grant of any permitted sublicense hereunder, each Party shall ensure that each of its Affiliates and Sublicensees accepts and complies with all of the terms and conditions of this Agreement as if such Affiliates or Sublicensees were a party to this Agreement and such Party shall guarantee and remain obligated for the performance (or failure of performance) of any Affiliate or Sublicensee hereunder.
Section 2.03 Retained Rights. Except as expressly provided hereunder, each Party and its Affiliates reserves all other rights, of any kind, at law or in equity, in and to the Licensed Apricus Patents and Licensed Apricus Know-How (in the case of Apricus) and Licensed Ferring Patents and Licensed Ferring Know-How (in the case of Ferring).
Section 2.04 Right of Reference. Ferring shall promptly provide to Apricus, free of charge, copies of and hereby grants a right of reference to and a right to use all safety data relating to the Licensed Ferring Product that is Controlled by Ferring or its Affiliates from time to time, and that is relevant to or necessary to address issues relating to the safety of the Licensed Apricus Product or that is otherwise required to be reported or made available to Regulatory Authorities with respect to the Licensed Apricus Product, when and as such data become available.  Apricus shall promptly provide to Ferring, free of charge, copies of and hereby grants a right of reference to and a right to use all safety data relating to the Licensed Apricus Product that is Controlled by Apricus or its Affiliates from time to time, and that is relevant to or necessary to address issues relating to the safety of the Licensed Ferring Product in the Territory or that is otherwise required to be reported or made available to Regulatory Authorities in the Territory, when and as such data become available.
ARTICLE 3
TREATMENT OF CONFIDENTIAL INFORMATION

Section 3.01 Confidentiality Obligations. Each of Apricus and Ferring agree that during the Term and for ten (10) years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates, agents, subcontractors, and Sublicensees to keep confidential, all Confidential Information of the other Party. Neither Apricus nor Ferring nor any of their employees, consultants, Affiliates, agents, subcontractors, or Sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (c) comply with Applicable Law; provided, however, that if a Party is required to make any such disclosure of the other Party's Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.
Section 3.02 Limited Disclosure And Use. Apricus and Ferring each agree that any disclosure of the other Party's Confidential Information to any of its employees, consultants, Affiliates, agents, subcontractors, or sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities, and shall only be made to the extent any such Persons are bound by confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Neither Party shall disclose or transfer the other Party's Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party, except as otherwise required by Applicable Law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its employees, consultants, Affiliates, agents, subcontractors, and sublicensees to take such action, to preserve the confidentiality of the other Party's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. In connection with the termination of this Agreement, upon the request of the other Party, each Party will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations of Confidential Information in any form, within sixty (60) days of such request; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of maintaining a record of information and materials deemed to be Confidential Information hereunder.
Section 3.03 Publicity. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure (a) to the extent required by Applicable Law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any actual or prospective sublicensees, investors, lenders, other financing sources, acquirors, or companies being acquired by such Party who are obligated to keep such information confidential. The Party desiring to make any such public announcement or disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release and shall provide the other Party with a written copy thereof. Each Party shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other Governmental Authority, including requests for confidential treatment of proprietary information of either Party included in such disclosure.
ARTICLE 4
PATENT PROSECUTION AND MAINTENANCE, PATENT CHALLENGES, ENFORCEMENT AND DEFENSE OF CLAIMS

Section 4.01 Prosecution, Maintenance and Enforcement of the DDAIP Patents and Dual-Use Patents.
(a)    Ferring shall have the sole right and responsibility (subject to this Section 4.01) to use commercially reasonable efforts to prosecute, maintain and enforce the DDAIP Patents and dual-use Patents set forth on Schedule A, using counsel of its choice, in the Territory.
(b)    Notwithstanding the foregoing, it is understood and agreed by Apricus that Ferring shall have no obligation to (i) file any such patent application where it reasonably believes such application may not be granted or may cause a dispute with a Third Party or (ii) pursue an enforcement action or opposition where it reasonably believes it would not be successful or commercially viable. To the extent that Ferring forms such a belief, Ferring shall promptly so inform Apricus and Apricus may elect to request that Ferring pursue such patent application or pursue such enforcement action or opposition at Apricus’ costs.
(c)        Ferring shall keep Apricus (and its designated intellectual property counsel) informed as to the status of any DDAIP Patents and dual-use Patents set forth on Schedule A, and shall consider in good faith the reasonable requests and suggestions of Apricus with respect to the prosecution of such Patents.
(d)    Ferring shall not abandon prosecution or maintenance of any DDAIP Patents and dual-use Patents set forth on Schedule A without notifying Apricus in a timely manner of Ferring’s intention to do so, and reason therefor, and providing Apricus with reasonable opportunity to comment upon the same.
(e)    In the event that Ferring fails to use commercially reasonable efforts to prosecute, maintain or to enforce a particular DDAIP Patent or dual-use Patent set forth on Schedule A, then as Apricus’ sole remedy and Ferring’s sole liability, Apricus may (i) provide written notice of its desire to assume responsibility for prosecution, maintenance and enforcement of such Patents in Apricus’ name and (ii) if Ferring does not within thirty (30) days thereafter commit to use commercially reasonable efforts to take up the prosecution, maintenance and enforcement of such Patents, then Apricus shall have the right (but not the obligation) to do so in its own name, provided that the costs associated therewith shall be paid by Apricus; provided, however, that if Apricus takes up the prosecution, maintenance and enforcement of such Patents, then such Patents become Licensed Apricus Patents under this Agreement. Ferring will execute all documents that Apricus may reasonably request for such purposes.
Section 4.02 Notice Of Infringement.

(a) If, during the Term, Ferring learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Ferring Patents in the Apricus Field, Ferring shall notify Apricus within fifteen (15) days of becoming aware of such infringement and shall provide Apricus with available evidence of such infringement.
(b)     If, during the Term, Apricus learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Ferring Patents in the Ferring Field, Apricus shall notify Ferring within fifteen (15) days of becoming aware of such infringement and shall provide Ferring with available evidence of such infringement.
Section 4.03 Infringement Of Licensed Ferring Patents. In the event any actual, alleged or threatened infringement of the Licensed Ferring Patents (a) relating to any pharmaceutical product in the Ferring Field in the Territory; then Ferring shall be deemed to be the "Controlling Party" for purposes of this Section 4.03, and (b) relating to any pharmaceutical product in the Apricus Field; then Apricus shall be deemed to be the "Controlling Party" for purposes of this Section 4.03. The Controlling Party shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to institute, prosecute and control any action, suit or proceeding (or take other appropriate legal action) against any actual, alleged or threatened infringement, misappropriation or violation of the Licensed Ferring Patents. The non-Controlling Party shall have the right, at its own expense, to be represented in any such action, suit or proceeding brought by the Controlling Party by counsel of the non-Controlling Party's own choice; provided, however, that under no circumstances shall the foregoing affect the right of the Controlling Party to control the action, suit or proceeding. Notwithstanding anything to the contrary in this Section 4.03, if Ferring has a reasonable, good faith concern that Apricus’ exercise of its enforcement rights as a Controlling Party would be detrimental to any of the Licensed Ferring Patents, then Apricus shall not be permitted to enforce its enforcement rights as a Controlling Party without the prior consent of Ferring. Any damages, monetary awards or other amounts recovered by a Controlling Party, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 4.03, shall be applied as follows:
(a)     first, to reimburse the Parties for their respective out-of-pocket costs and expenses (including reasonable attorneys' fees and costs) incurred in prosecuting such enforcement action; and
(b)     second, any remaining balance shall be retained by (i) Ferring in the case of any suit, proceeding or other legal action by Ferring as the Controlling Party and (ii) Apricus in the case of any suit, proceeding or other legal action by Apricus as the Controlling Party.
Section 4.04 Joinder; Cooperation. If a Party brings any such action, suit or proceeding hereunder, the other Party hereby consents to be joined as a plaintiff if necessary to prosecute such action, suit or proceeding, and to give the Party bringing such action, suit or proceeding reasonable assistance and authority to file and prosecute the action, suit or proceeding ; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on such other Party hereunder.
ARTICLE 5
DISCLAIMER OF WARRANTIES; CLAIMS

Section 5.01 Disclaimer Of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THE PURCHASE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF

LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
Section 5.02 Claims. Any and all direct claims between the Parties or brought by a Third Party against either Party arising out of, based upon or relating to this Agreement, including any breaches hereunder, shall be handled in accordance with and subject to the Purchase Agreement.
ARTICLE 6
TERM AND TERMINATION

Section 6.01 Term; Expiration. This Agreement shall commence on the Effective Date and shall continue until the thirtieth (30th) anniversary of the Effective Date (the "Term").
Section 6.02 Effect of Termination. Upon expiration of this Agreement or any right or license pursuant to this Agreement, the rights and obligations of the Parties hereunder, and all licenses granted to each Party hereunder shall immediately cease.
Section 6.03 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Section 6.02, and Section 7.04 and ARTICLE 3 as well as any rights or obligations otherwise accrued hereunder, shall survive the expiration or termination of the Term for any reason.
ARTICLE 7
MISCELLANEOUS

Section 7.01 Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding , and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.
Section 7.02 Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party's address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written confirmation by the delivering Party), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the Parties are as set forth in the Purchase Agreement.

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.
Section 7.03 Language. This Agreement has been prepared in the English language and the English language shall control its interpretation.
Section 7.04 Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the State of New York, excluding its body of law controlling conflicts of law.
Section 7.05 Entire Agreement. This Agreement, together with the Purchase Agreement and the Ancillary Agreements, is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof.
Section 7.06 Amendment. No modification to this Agreement shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.
Section 7.07 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.
Section 7.08 Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.
Section 7.09 Assignment. Either Party may not transfer or assign this Agreement or any of the Licensed Ferring Patents to any Third Party without the written consent of the other Party; provided, however, that either Party may assign or delegate any or all of its rights or obligations hereunder to an Affiliate without the prior written consent of the other Party but only if such assignment or delegation would not adversely affect such other Party under this Agreement so long as the assigning Party remains liable hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
Section 7.10 Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. Neither Party shall challenge the validity or enforceability of the terms, conditions, obligations and covenants hereunder.
Section 7.11 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under Applicable Law from time to time in effect, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not materially affected. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.
Section 7.12 Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.
Section 7.13 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined in Section 101 of such Code.
Section 7.14 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
Section 7.15 Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.
Section 7.16 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
Section 7.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 7.18 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 7.01, in addition to any other remedy to which they are entitled under Applicable Law or in equity.
Section 7.19 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[Signature Page Follows]

Exhibit 10.2

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative.

FERRING INTERNATIONAL CENTER S.A.

By: /s/ Peter Wilden
Name: Peter Wilden
Title: Director

By: /s/ Michel Pettigrew
Name: Michel Pettigrew
Title: Director

APRICUS BIOSCIENCES, INC.

By: /s/ Richard Pascoe
Name: Richard Pascoe
Title: Chief Executive Officer & Secretary

SIGNATURE PAGE TO THE LICENSE AGREEMENT